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FOR IMMEDIATE RELEASE                                               NEWS RELEASE
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                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465



            TB WOOD'S REPORTS RESULTS FOR THE FOURTH QUARTER OF 2004

CHAMBERSBURG, PA, (FEBRUARY 14, 2005) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the fourth quarter ended December 31, 2004 was $5.73 million, or $1.11 per share compared to a net loss of $(0.98) million, or $(0.19) per share, for the fourth quarter 2003. The results for the fourth quarter include a pre-tax non-recurring gain from the substantial termination of the Company's post-retirement healthcare benefit plan totaling $9.26 million, or $1.09 per share. Revenues for the fourth quarter 2004 were $24.70 million, a 3.7% decrease from $25.66 million for the prior year's fourth quarter which included a $2.2 million year-end stocking order from the Company's largest distribution customer.

For fiscal year 2004, net income was $4.62 million, or $0.89 per share, including the effect of the non-recurring gain, compared to a net loss of $(0.36) million, or $(0.07) per share for fiscal 2003. Revenues increased in 2004 to $101.51 million, an increase of $5.10 million, or 5.3%, from the prior year level of $96.41 million.

William T. Fejes, President and CEO, said, "Excluding the pre-tax non-recurring gain in the fourth quarter, we improved our quarterly year-over-year and sequential quarterly EBIT indicating that the Trenton facility consolidation and other improvement activities have begun to gain traction. While fourth quarter year-over-year sales were down, this was primarily due to the significant December 2003 stocking order from the Company's largest distribution customer and the fourth quarter of 2003 including one more week because 2003 was a 53 week fiscal year. We expect quarterly sales growth to return in the first quarter of 2005 and anticipate solid sales growth and earnings growth for 2005 as a result of our 2004 improvement activities."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.


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                              TB WOOD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       Qtr ended Dec 31       Year ended Dec 31
                                                        2004       2003        2004        2003
                                                      --------   --------    --------   --------

Net sales                                             $ 24,696   $ 25,657    $101,515   $ 96,415
Cost of sales                                           18,714     18,347      73,792     67,018
                                                      --------   --------    --------   --------
   Gross profit                                          5,982      7,310      27,723     29,397

Selling, general, and administrative expenses            6,839      8,311      28,371     28,635
Gain on curtailment of post-retirement benefit plan      9,258       --         9,258       --
                                                      --------   --------    --------   --------

   Operating income                                      8,401     (1,001)      8,610        762

Other expense (income):
   Interest expense and other finance costs                379        272       1,585        952
   Other expense (income), net                            --           19        --         (148)
                                                      --------   --------    --------   --------
   Other expense, net                                      379        291       1,585        804
                                                      --------   --------    --------   --------

Income (loss) before provision for
  income taxes                                           8,022     (1,292)      7,025        (42)
Income tax expense (benefit)                             2,288       (313)      2,407        318
                                                      --------   --------    --------   --------

Net income (loss)                                     $  5,734   $   (979)   $  4,618   $   (360)
                                                      ========   ========    ========   ========

INCOME (LOSS) PER SHARE OF  COMMON STOCK
Basic:
   Net income (loss)                                  $   1.11   $  (0.19)   $   0.89   $  (0.07)
                                                      ========   ========    ========   ========
   Weighted average shares of common stock and
     equivalents outstanding                             5,171      5,161       5,164      5,180
                                                      ========   ========    ========   ========
Diluted:
   Net income (loss)                                  $   1.11   $  (0.19)   $   0.89   $  (0.07)
                                                      ========   ========    ========   ========
   Weighted average shares of common stock and
     equivalents outstanding                             5,171      5,161       5,166      5,180
                                                      ========   ========    ========   ========